Exhibit 99.2

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel:(8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837, 65693839

E-mail Add: beijing@tongshang.com Website: www.tongshang.com.cn

July 11, 2008

China Mass Media International Advertising Corp.

6th Floor, Tower B, Corporate Square, 35 Finance Street,

Xicheng District, Beijing 100032,

People’s Republic of China

Re: China Mass Media International Advertising Corp.

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (“PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as the PRC counsel for China Mass Media International Advertising Corp. (the “Company”), a company established and existing under the laws of the Cayman Islands, in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company and the Selling Shareholders of American Depositary Shares (“ADSs”), representing ordinary shares, par value US$ 0.01 per share, of the Company (together with the ADSs, the “Offered Securities”) and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange. We have been requested to give this opinion on, among other things, the legal ownership structure of the PRC Subsidiary, as defined below.

In so acting, we have examined copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the documents as they were presented to us up to the date of this legal opinion and that none of the documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents.

As used herein,

(a) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, and judicial interpretations of the PRC which are publicly available (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

(b) “Governmental Agencies” means any court, governmental agency or body or any stock exchange authorities of the PRC (other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

(c) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses required by PRC Governmental Agencies under the PRC Laws;

(d) “MMUIA or PRC Subsidiary” means Mass Media & Universal International Advertising Co., Ltd. , a wholly-foreign owned enterprise established and existing under PRC Laws;

(e) “UIAL” means Universal International Advertising Co., Ltd., a company incorporated in the British Virgin Islands, an existing 100% shareholder of MMUIA;

(f) “M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange of China on August 8, 2006 and all official clarifications, guidance, interpretations or implementation rules in connection with or related to the M&A Rules, including the guidance and notices issued by the CSRC on September 8 and September 21, 2006; and

(g) “SAFE Rules and Regulations” means any applicable rules and regulations of the State Administration of Foreign Exchange that require PRC residents and PRC corporate entities to register with local branches of State Administration of Foreign Exchange in connection with their direct or indirect offshore investment activities.

Based on the foregoing, we are of the opinion that:

(i) Incorporation of PRC Subsidiary. MMUIA has been duly organized and is validly existing as a wholly-foreign owned enterprise with full legal person status under PRC Laws and its business license is in full force and effect; All of the equity interest of MMUIA is fully paid and legally owned by UIAL. To the best of our knowledge after due inquiry, such equity interests are free and clear of all liens, encumbrances, equities or claims and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interests in MMUIA; The articles of association of MMUIA, the business license and other constituent documents of MMUIA comply with the requirements of applicable PRC Laws and are in full force and effect.

(ii) PRC Subsidiary. MMUIA has full legal right, power and authority (corporate and other) to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the prospectus included in the Registration Statement (the “Prospectus”) and is duly qualified to transact business in each jurisdiction known to us in which it owns or uses or leases properties, conducts any business or in which such qualification is required. MMUIA has all necessary Governmental Authorizations to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Prospectus and such Governmental Authorizations contain no materially burdensome restrictions or conditions not described in the Prospectus. Nothing has come to our attention that makes us to believe that any regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits.

(iii) Corporate Structure. The entering into and the consummation of the transactions contemplated in the relevant documents described in the Prospectus under “Summary—Corporate History and Structure”, “Description of Share Capital—History of Securities Issuance” and “Related Party Transactions”, as long as they are governed by the PRC Laws, constitute legal, valid and binding obligations of all the parties therein, enforceable against all the parties therein, in accordance with their terms; except as described in the Prospectus, all necessary steps for transactions contemplated in the restructuring documents have being taken and all consents required from respective parties have been obtained and are in full force and effect.

(iv) Material Contracts. Each of the material contracts listed in Appendix I that are governed by PRC Laws (the “Material Contracts”) has been duly authorized, executed and delivered by MMUIA, and MMUIA has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; MMUIA had the corporate power and capacity to enter into and to perform its obligations under such Material Contract; each of the Material Contracts to which MMUIA is a party constitutes a legal, valid and binding obligation of MMUIA, as the case may be, enforceable against MMUIA, as the case may be, in accordance with its terms.

(v) M&A Rules. We have advised the Company as to the content of the M&A Rules, in particular the relevant provisions thereof that purport to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of PRC and controlled directly or indirectly by Chinese companies or natural persons, to obtain the approval of the Ministry of Commerce of the People’s Republic of China for any merger of or acquisition of interests in its related entities in PRC as well as the approval of the China Securities Regulatory Commission (“CSRC”) prior to the listing and trading of their securities on stock exchange located outside of PRC. Because the Company are owned by a non-PRC resident, the Company is not viewed as a special purpose vehicle that is subject to the M&A Rules, thus the Company is not required to apply to the CSRC for approval.

The statements set forth in the Prospectus under the captions “Risk Factors – Risks Related to Doing Business in China—Based on our understanding of current PRC Laws as of the date hereof, the approval of the CSRC, may be required in connection with this offering under a recently adopted PRC regulation,” when taken together with the statements under “Regulation—Regulation on Overseas Listing,” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(vi) Accurate Description of Laws and Documents. The statements set forth in the Prospectus under the headings “Summary—Corporate History and Structure,” “Risk Factors,” “Dividend Policy,” “Related Party Transactions,” “Business,” “Regulations,” “Management,” “Description of Share Capital,” “Enforceability of Civil Liabilities” and “Taxation,” insofar as such statements describe or summarize Chinese legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate, and fairly present or fairly summarize the Chinese legal and regulatory matters, documents, agreements or proceedings referred to therein in all material respects.

(vii) No Sovereign Immunity. Under PRC Laws, none of the Company or its PRC subsidiary, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

(viii) Compliance with PRC Laws. To the best of our knowledge following due inquiry, the PRC subsidiary is currently in compliance with all applicable PRC Laws in all material respects, and the issuance, sale and delivery of the ADSs and the Shares underlying the ADSs by the Company as described in the Prospectus will not conflict with, or result in a breach or violation of, the provisions of any applicable PRC Laws.

(ix) SAFE Rules and Regulations. We have advised the Company as to the content of the SAFE Rules and Regulations, in particular the relevant provisions therefore that purport to require PRC residents who make, or have previously made, direct or indirect investments in offshore companies to register those investments. Mr. Shengcheng Wang, the controlling shareholder of the Company prior to the completion of this offering, is not subject to the registration requirement under these SAFE Rules and Regulations.

(x) Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would:

•

recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•

entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have advised the Company further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions.

(xi) PRC Taxation. We have advised the Company that foreign ADS holders may be subject to a 10% withholding tax upon dividends payable by the Company, if such income is sourced from within the PRC. Under the Enterprise Income Tax Law of 2007 dated March 16, 2007 and the Implementation Regulations of the Enterprise Income Tax Law dated December 6, 2007, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a resident enterprise. The “de facto management body” of an enterprise is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. Although the Company is incorporated in the Cayman Islands and the immediate holding company of the Company’s PRC subsidiary is incorporated in the British Virgin Islands, substantially all of the Company’s management members are based in the PRC. It remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company, like the Company, having indirect ownership interests in PRC enterprises through intermediary holding vehicles. Moreover, even if the Company is classified as a PRC resident enterprise, it remains unclear whether the dividends payable by the Company, a Cayman Islands company, will be regarded as income from sources within the PRC.

This opinion relates to the PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

This opinion is solely for the benefit of the persons to whom it is addressed. It may not, except with our prior written permission, be relied upon by anyone in connection with this opinion or used for any other purpose.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Commerce & Finance Law Offices

Appendix I

Material Contracts will include, among other things, the following contracts:

1.	Asset Transfer Agreement and Supplementary Agreement between MMUIA and Mass Media International Advertising Co., Ltd. ;

2.	Non-competition Agreement dated January 31, 2008, among Mr. Wang Shengcheng, Ms. Zhang Kun, Mr. Wang Zhiyi and Ms. Zhang Wenkai and MMUIA;

3.	Master Advertising Agency Agreement dated December 20, 2007 between MMUIA and Beijing Mass Media Film and Television Production Company Ltd. ;

4.	Advertising Agency Agreement dated January, 2008 between MMUIA and Beijing Mass Media Film and Television Production Company Ltd. related to the news programs on CCTV Channels 2 and 4;

5.	Advertising Agency Agreement on 2008 Chinese New Year Gala Program dated December 6, 2007 between MMUIA and CCTV;

6.	Advertising Agency Agreement on Special Events dated December 12, 2007 between MMUIA and CCTV;

7.	Media Resource Purchase Agreements dated June 26,2008 on Television Guides between MMUIA and CCTV;

8.	Media Resource Purchase Agreement dated June 26, 2008 on daytime advertising package between MMUIA and CCTV;

9.	Resource Purchase Agreement dated June 26, 2008 on Channels E and F between MMUIA and CCTV;

10.	Cooperative Agreement on the Guang Er Gao Zhi program between MMUIA and CCTV;

11.	Lease Agreement dated December 30, 2007 between MMUIA and Beijing Mass Media Film and Television Production Company Ltd;

12.	Lease Agreement December 30, 2007 between MMUIA and Wang Zhiyi.